UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Com-
☑	Definitive Proxy Statement		mission Only (as permitted by
☐	Definitive Additional Materials		Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to § 240.14a-12
Doral Financial Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
     ☑ No fee required.
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

     ☐ Fee paid previously with preliminary materials:
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

September 22, 2006

Dear Stockholder:

      You are cordially invited to attend the annual meeting of stockholders of Doral Financial Corporation. This year the meeting will be held at the third floor of the Doral Financial Plaza Building located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on Tuesday, October 24, 2006. The meeting will begin promptly at 11:00 a.m., local time.

      Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement.

      We also urge you to review the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. Your vote is important, and the prompt return of your proxy card will ensure that your vote is counted. Your participation in the affairs of Doral Financial is an essential ingredient of our success. Please note that sending us your proxy will not prevent you from voting in person at the meeting should you so desire.

      We appreciate your interest and investment in Doral Financial.

Sincerely,

John A. Ward, III
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
About the Meeting
Security Ownership of Management, Directors and Principal Holders
Proposal 1 Election of Directors and Related Matters
Report of the Audit Committee
Executive Compensation
Summary Compensation Table
Performance Graph
Proposal 2 Ratification of Independent Registered Public Accounting Firm
Other Matters
Stockholder Proposals and Nominations
Annual Report

Doral Financial Corporation

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, October 24, 2006

      The annual meeting of stockholders of Doral Financial Corporation (“Doral Financial”) will be held at the third floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on Tuesday, October 24, 2006, beginning at 11:00 a.m., local time. At the meeting, stockholders will consider and act upon the following proposals:

1. The election of eleven directors of Doral Financial;

2. The ratification of the selection of PricewaterhouseCoopers LLP as Doral Financial’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3. Such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record as of the close of business on September 15, 2006 are entitled to notice of, and to vote at, the annual meeting or any adjournments. A list of these stockholders will be available for inspection for a period of 10 days prior to the annual meeting at the office of Doral Financial at the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By order of the Board of Directors,

Richard F. Bonini
Secretary

Dated: September 22, 2006

Doral Financial Corporation

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

PROXY STATEMENT

      This proxy statement contains information related to the annual meeting of stockholders of Doral Financial Corporation to be held on Tuesday, October 24, 2006, beginning at 11:00 a.m., local time, at the third floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico and at any postponements or adjournments thereof. Doral Financial anticipates that this proxy statement and the accompanying form of the proxy will be mailed to stockholders commencing on or about September 22, 2006.

About the Meeting

What is the purpose of the annual meeting?

      At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of eleven directors and the ratification of Doral Financial’s independent registered public accounting firm for 2006. In addition, Doral Financial’s management will report on the affairs of Doral Financial.

Who is entitled to vote?

      Only stockholders of record at the close of business on the record date, September 15, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

      Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to personally vote at the meeting.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 107,998,236 shares of common stock of Doral Financial were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

      If you complete and properly sign the accompanying proxy card and return it to Doral Financial, it will be voted as you direct, if you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Doral Financial either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders with respect to your proxy will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. The Board recommends a vote:

•	for the election of the nominated slate of eleven directors (see page 6); and

•	for ratification of the appointment of PricewaterhouseCoopers LLP as Doral Financial’s independent registered public accounting firm (see page 31).

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

How may I nominate someone to the Board?

      Our bylaws provide that any shareholder may nominate a person for election to the Board of Directors at an annual meeting of stockholders, so long as they follow the procedures set forth in the bylaws which are summarized on page 11 of this proxy statement under “— Corporate Governance and Nominating Committee” and on page 32 under “Stockholder Proposals and Nominations.” No shareholder nominations will be considered at this annual meeting, however, because no such nominations were received by the deadline set forth in our bylaws. These requirements are separate and in addition to any applicable requirements or corporate procedures for inclusion of shareholder proposals in Doral Financial’s proxy statement. You may contact Doral Financial’s Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder nominations or proposals.

What vote is required to approve each item?

      Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no legal effect on the election of directors.

      Ratification of Independent Registered Public Accounting Firm and Other Items. For the ratification of Doral Financial’s independent registered public accounting firm and any other item voted upon at the annual meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions will not be voted for any such matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval.

Who will bear the costs of soliciting proxies for the Annual Meeting?

      The cost of soliciting proxies for the annual meeting will be borne by Doral Financial. In addition to the use of the mails, proxies may be solicited personally or by telephone. Innisfree M&A Incorporated has been retained by Doral Financial to assist in the distribution of proxy materials and the solicitation of votes for $10,000, plus reimbursement of reasonable out-of-pocket expenses. Directors, officers and employees of Doral Financial may also solicit proxies but will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of Doral Financial by brokers, nominees, custodians and other similar parties.

Security Ownership of Management, Directors and Principal Holders

      The following table shows, as of August 31, 2006, the amount of Doral Financial’s common stock beneficially owned (unless otherwise indicated in the footnotes) by each director, nominee for director, executive officer named in the Summary Compensation Table and 5% shareholder of Doral Financial, and by all directors and executive officers of Doral Financial as a group. The information is based on reports filed with the SEC or information provided by the persons named below. No director, nominee or executive officer owned shares of preferred stock of Doral Financial as of such date.

	Amount and Nature	Percent
Name of Beneficial Owner	of Beneficial Ownership(1)(2)	of Class

Director, Nominee or Executive Officer

Glen Wakeman	—	**
John A. Ward, III	105,000	**
Zoila Levis(3)(4)	992,102	**
Fernando Rivera-Munich(5)	6,367	**
Richard F. Bonini(4)	1,739,197	1.6%
Dennis G. Buchert	—	**
Edgar M. Cullman, Jr.(6)	11,565,299	10.7%
John L. Ernst(7)	11,565,299	10.7%
Efraim M. Kier	18,780	**
John B. Hughes	—	**
Adolfo Marzol	—	**
Manuel Peña-Morros	—	**
Harold D. Vicente	33,525	**
Peter A. Hoffman	1,800	**
All directors, nominees and executive officers as a group, consisting of 19 persons, including those named above(8)	14,536,137	13.4%

Other Principal Holders

Edgar M. Cullman(6)	11,565,299	10.7%
641 Lexington Avenue
New York, N.Y 10022
Louise B. Cullman(6)	11,565,299	10.7%
641 Lexington Avenue
New York, NY 10022
Susan R. Cullman(6)	11,565,299	10.7%
641 Lexington Avenue
New York, NY 10022
Frederick M. Danziger(6)	11,565,299	10.7%
641 Lexington Avenue
New York, NY 10022

Lucy C. Danziger(6)	11,565,299	10.7%
641 Lexington Avenue
New York, NY 10022
Cullman and Ernst Group(7)	11,565,299	10.7%
641 Lexington Avenue
New York, NY 10022
Levis Family(3)	5,473,539	5.1%
1000 Ashford Avenue
San Juan, Puerto Rico 00907
FMR Corp.(9)	10,790,267	10.0%
Edward C. Johnson, III
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109
Franklin Resources, Inc.(10)	8,285,210	7.7%
Charles B. Johnson
Rupert H. Johnson, Jr
Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906

**	Represents less than 1% of Doral Financial’s outstanding common stock.

      (1) Except as noted in the footnotes below, the information is based on the SEC’s definition of “beneficial ownership,” which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days. Where more than one person shares investment and voting power in the same shares or if such shares are owned by any member of the Cullman and Ernst Group, such shares are shown more than once. Such shares are reflected only once, however, in the total for all directors and officers as a group.

      Certain of the persons named in the table disclaim beneficial ownership of some of the shares included in the table as follows:

•	Zoila Levis disclaims beneficial ownership of all shares reflected as owned by the Levis Family that are not owned directly by her.

•	Edgar M. Cullman, Jr. — 5,036,888 shares in which he holds shared investment and/or voting power and 6,187,313 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

•	John Ernst — 1,128,438 shares in which he holds shared investment and/or voting power and 10,334,810 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

•	Edgar M. Cullman — 5,467,091 shares in which he holds shared investment and/or voting power and 5,786,899 shares in which he holds no investment and/or voting power other than the understanding referred to in footnote(7).

•	Louise B. Cullman — 4,417,637 shares in which she holds shared investment and/or voting power and 6,811,397 shares in which she holds no investment or voting power other than the understanding referred to in footnote(7).

•	Susan R. Cullman — 5,102,608 shares in which she holds shared investment and/or voting power and 6,173,881 shares in which she holds no investment or voting power other than the understanding referred to in footnote(7).

•	Frederick M. Danziger — 887,112 shares in which he holds shared investment and/or voting power and 10,598,536 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

•	Lucy C. Danziger — 5,450,462 shares in which she holds shared investment and/or voting power and 5,722,679 shares over which she holds no investment or voting power other than the understanding referred to in footnote(7).

      (2) Includes the number of shares that could be purchased by exercise of stock options exercisable at August 31, 2006 or within 60 days after that date under Doral Financial’s stock option plan as follows: John A. Ward, III — 100,000 shares, Richard F. Bonini — 747,000 shares, and for all directors, nominees and executive officers as a group — 863,875 shares. Also includes shares held under Doral Financial’s profit sharing plans that are subject to transfer restrictions as follows: Zoila Levis — 1,229 shares, Fernando Rivera-Munich — 1,242 shares and for all directors, nominees and executive officers as a group — 4,037 shares.

      (3) Zoila Levis, the former President of Doral Financial, Salomón Levis, the former Chairman of the Board and former Chief Executive Officer of Doral Financial and David Levis, a former director emeritus of Doral Financial, are siblings. Mario S. Levis, the former Senior Executive Vice President and Treasurer of Doral Financial, is the son of David Levis and a nephew of Salomón Levis and Zoila Levis. David R. Levis, the former President of HF Mortgage Bankers Division, is the son of David Levis and a nephew of Salomón Levis and Zoila Levis. The information on the Levis family holdings is based on information contained in a Schedule 13D filed with the SEC by Zoila Levis, Salomón Levis, Mario S. Levis, David Levis, David R. Levis and Aidiliza Levis, and on subsequent Section 16 filings. According to these filings, Zoila Levis, Salomón Levis, David Levis, David R. Levis, Mario S. Levis and Aidiliza Levis beneficially owned an aggregate of 5,473,539 shares of common stock or approximately 5.1% of the outstanding common stock of Doral Financial. Included among the shares reported as beneficially owned by Levis family members are 530,149 shares owned by Salomón Levis, 1,829,036 shares owned by Mario S. Levis (including 3,975 shares of common stock owned by his spouse) and 2,122,252 shares owned by David Levis, David R. Levis and Aidiliza Levis. Aidiliza Levis is the daughter of David Levis, the sister of Mario S. Levis and David R. Levis and the niece of Salomón Levis and Zoila Levis. In their Schedule 13D, Zoila Levis, Salomón Levis, Mario S. Levis, David Levis, Aidiliza Levis and David R. Levis stated that there is no agreement or understanding among the members of the Levis family regarding the holding or voting of the shares of common stock held by them other than an informal understanding to consult with each other regarding the voting and disposition of the shares owned by each of them. In their Schedule 13D, each of the members of the Levis family listed above disclaimed that the members of the family constitute a group for purposes of the Securities Exchange Act of 1934, asserted that each such person has sole voting and investment power with respect to the respective shares of common stock owned by them and each disclaimed any beneficial interest in the shares of common stock owned by members of the family.

      (4) Mr. Bonini and Ms. Levis are not standing for reelection in the 2006 Annual Meeting of Stockholders.

      (5) Mr. Rivera-Munich, Executive Vice President and General Counsel of Doral Financial, resigned from his position effective September 15, 2006.

      (6) Member of the Cullman and Ernst Group. Edgar M. Cullman is the father of Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger, the husband of Louise B. Cullman, and the uncle of John L. Ernst. Lucy C. Danziger is the wife of Frederick M. Danziger.

      (7) As of August 31, 2006, a group consisting of Edgar M. Cullman, his son Edgar M. Cullman, Jr., a director of Doral Financial, direct members of their families and trusts for their benefit, Mr. John L. Ernst, also a director of Doral Financial, his sister and direct members of their families and trusts for their benefit owned an aggregate of 11,565,299 shares of common stock or approximately 10.7% of the outstanding common stock. Among others, Messrs. Cullman and Cullman, Jr. and their wives, Mr. Ernst and to a lesser extent Mr. Danziger (who is a member of the Cullman and Ernst Group), hold investment and voting power or shared investment and voting power over such shares. Mr. Danziger is the brother-in-law of Mr. Edgar M. Cullman, Jr. and a former director of Doral Financial. A Schedule 13D filed with the SEC on behalf of the Cullman and Ernst Group states that there is no formal agreement governing the group’s holding and voting of such shares, but that there is an informal understanding that the persons and trusts included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities.

      (8) Includes 50,000 shares of restricted stock granted to Lidio V. Soriano under the Doral Financial Corporation Omnibus Incentive Plan. The restrictions on such restricted stock award lapse annually over a five-year period commencing on March 27, 2007.

      (9) Based on information contained in a Schedule 13G filed with the SEC jointly by FMR Corp., and Edward C. Johnson, III. FMR is the parent corporation of Fidelity Management & Research Company and members of the Johnson family and trusts for their benefit are the predominant owners of the voting stock of FMR. Edward C. Johnson is also a director of FMR. According to the Schedule 13G, Fidelity Management & Research Company is the beneficial owner of 10,150,417 shares (including 89,675 shares of common stock issuable upon conversion of Doral Financial’s 4.75% Perpetual Cumulative Convertible Preferred Stock) or approximately 9.4% of the outstanding common stock of Doral Financial as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. According to the Schedule 13G, the interest of one of those investment companies, Fidelity Low Priced Stock Fund, amounted to 7,300,000 shares or approximately 6.8% of the outstanding common stock of Doral Financial. According to the Schedule 13G, Edward C. Johnson, III and FMR Corp., through their control of Fidelity Management Trust Company each has sole dispositive power over 10,150,417 shares owned by certain institutional accounts for which Fidelity Management Trust Company serves as investment manager.

      (10) Based on information contained in a Schedule 13G filed with the SEC jointly by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. Charles B. Johnson and Rupert H. Johnson, Jr, each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. Franklin Advisers, Inc. (“FA”) is an indirect subsidiary of Franklin Resources, Inc. The voting and investment held by FA are exercised independently from Franklin Resources, Inc. and from all other Franklin Resources subsidiaries. According to the Schedule 13G, FA is the beneficial owner of 7,746,495 shares or approximately 7.2% of the outstanding common stock of Doral Financial and has sole voting power of 7,729,995 shares.

Proposal 1

Election of Directors and Related Matters

Election of Directors

      The bylaws of Doral Financial provide that the Board of Directors shall consist of not less than five nor more than thirteen directors as shall be fixed from time to time by the Board of Directors. The number of Directors of Doral Financial has been fixed at eleven in connection with the annual meeting. At the annual meeting, eleven directors comprising the entire Board of Directors of Doral Financial are to be elected. The Board of Directors has proposed the nominees listed below for election as directors to serve until the 2007 annual meeting or until their successors are duly elected and qualified.

      On July 14, 2005, the Board of Directors elected John A. Ward, III as non-executive Chairman of the Board of Directors and a member of the Audit and Risk Policy committees of the Board of Directors. On August 19, 2005, Mr. Ward was appointed Chief Executive Officer, on an interim basis, effective September 15, 2005. As a result of Mr. Ward’s appointment as interim Chief Executive Officer, he ceased to serve as a member of the Audit and Risk Policy committees of the Board of Directors, pending the appointment of a permanent Chief Executive Officer. Since his election, Mr. Ward has served as Chairman of the Board of Directors.

      On August 15, 2006, following the filing of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2005, Glen Wakeman was appointed Chief Executive Officer and a member of the Board of Directors of Doral Financial. Following the appointment of Mr. Wakeman, Mr. Ward ceased all management duties and returned to his role as non-executive Chairman of the Board.

      Except for Mr. Wakeman, none of the nominees are employees of the Company. Mr. Bonini and Ms. Levis are not standing for reelection and Messrs. Buchert, Marzol and Peña-Morros are being nominated for election for the first time at the 2006 annual meeting. All the nominees were recommended for election by the Corporate Governance and Nominating Committee of the Board of Directors.

      The Company retained the firm of Gottenberg Associates, New York, New York, to assist the Corporate Governance and Nominating Committee in evaluating potential new nominees to the Board of Directors. Gottenberg Associates assisted the Company in organizing the interview and background search process.

      Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby will be voted for the election of the nominees listed below. Each of the nominees has agreed to serve until the next annual meeting of stockholders. If any of them should become unable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxies shall be voted for a substitute nominee or nominees to be designated by the Board of Directors. If no substitute nominees are available, the size of the Board of Directors will be reduced.

      There are no arrangements or understandings between Doral Financial and any person pursuant to which such person has been elected a director.

      The following table sets forth as of August 31, 2006, certain information with respect to each nominee for director.

		Director
Name	Principal Occupation and Other Information	Since

John A. Ward, III	Chairman of the Board of Doral Financial since July 2005; interim Chief Executive Officer of Doral Financial from September 2005 to August 2006; Chairman and Chief Executive Officer of Innovative Card Technologies since August 2006; Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group (1996 — 2000); Chief Executive Officer of Chase Bankcard Services (1993 — 1996); Director of CoActive Marketing Group, Inc.; Primus Guaranty, Ltd., Rewards Network Inc. and Innovative Card Technologies. Age 60.	2005

Dennis G. Buchert	Chief Executive Officer of Crédit Agricole Indosuez from (2003 — 2004); President of IBJ Whitehall Bank & Trust Company, N.Y. from (1997 — 2002); Executive Vice President of IBJ Whitehall Bank & Trust Company, N.Y. from (1994 — 1997). Age 59.	—

Edgar M. Cullman, Jr(1)	Managing Member of Culbro LLC, a private equity group in the consumer products field, since April 2005; President and Chief Executive Officer of General Cigar Holdings, Inc. from December 1996 to April 2005. Age 60.	1988

John L. Ernst(1)	Chairman of the Board and President of Bloomingdale Properties, Inc., since September 1984. Age 66.	1989

		Director
Name	Principal Occupation and Other Information	Since

Peter A. Hoffman	Director HGH Associates (Financial Consulting) since April 2003; Self-employed consultant (June 2002 — March 2003); Partner with Deloitte & Touche LLP (1975 — 2002); Director of Doral Bank FSB since April 2003. Age 67.	2004

John B. Hughes	Partner of The Markgraf Group, Ltd., a real estate company in New York City, since January 2006; Vice President — Risk Management of the American Express Company (2002 — 2005); Vice President and Assistant Treasurer, American Express International Bank (1995 — 2001); Director of Doral Bank FSB from October 2000 to December 2002. Age 50.	2002

Efraim Kier	President and Chief Executive Officer of A&M Holdings, Inc., San Juan, Puerto Rico (real estate development) since 1962. Age 77.	1998

Adolfo Marzol	Interim Chief Risk Officer of the Federal National Mortgage Association (“Fannie Mae”) from January 2005 to October 2005; Senior Vice President, Corporate Strategy of Fannie Mae from September 2004 to December 2004; Executive Vice President and Chief Credit Officer of Fannie Mae from July 1998 to September 2004; Senior Vice President, Single Family Marketing of Fannie Mae from July 1996 to July 1998. Age 46.	—

Manuel Peña-Morros	President and member of the Board of Directors of Banco León, S.A (previously knows as Banco Nacional de Crédito) since June 2003; Member of the Board of Directors of VISA Latin America and Caribbean since August 2003; Executive Vice President and General Manager of Banco Profesional, S.A. (2001 — 2003); Executive Vice President and Chief Operating Officer of Credicorp Financial Group, Inc. since 1999. Senior Vice President, General Manager and Regional Director for the Caribbean and Central American Region of the Chase Manhattan Bank — Puerto Rico (1996 — 1998); Senior Vice President and Country Manager of The Chase Manhattan Bank — Mexico (1988 — 1996); Vice President and Country Manager of The Chase Manhattan Bank — Colombia (1988 — 1996). Age 60.	—

Harold D. Vicente	Attorney in private practice with the law firm of Vicente & Cuebas, San Juan, Puerto Rico, for more than the past five years. Age 61.	2000

Glen Wakeman	President, Chief Executive Officer and member of the Board of Directors of Doral Financial since August 15, 2006; President and Chief Operating Officer of Doral Financial from May 2006 to August 2006; Chief Executive Officer of General Electric Consumer Finance Latin America (1999 — 2006). Age 47.	2006

(1)	Edgar M. Cullman, Jr. and John L. Ernst are cousins.

Corporate Governance

      Doral Financial’s affairs are managed by, or are under the direction of, the Board of Directors pursuant to the General Corporations Law of the Commonwealth of Puerto Rico and Doral Financial’s bylaws. Members of the Board of Directors are kept informed of the company’s business through discussions with the Chief Executive Officer, the Chief Financial Officer, the Internal Auditor and with other key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

      Following the announcement of the restatement of Doral Financial’s previously issued financial statements, Doral Financial has adopted and is implementing a broad remediation program that includes a number of initiatives aimed at improving its overall corporate governance. For additional information regarding these initiatives, see “— Remediation of Material Weaknesses” under Part II, Item 9A “Controls and Procedures” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the amended Annual Report on Form 10-K for the year ended December 31, 2004.

Corporate Governance Guidelines

      Doral Financial has adopted a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics that the Board of Directors believes are the appropriate corporate governance policies and practices for Doral Financial. In addition, the Company has adopted an Information Disclosure Policy, as well as comprehensive written charters for each of its Board committees and has committed increased resources to its internal audit department. Copies of Doral Financial’s Corporate Governance Guidelines and Code of Business Conduct and Ethics as well as the written charters of its Board committees and the Information Disclosure Policy may be found on the Company’s website at www.doralfinancial.com. A written copy of these documents may be obtained by requesting them from the Company’s General Counsel at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

      The Board of Directors has adopted several procedures by which shareholders and employees, as well as other interested parties, can send communications to the Board of Directors or report possible legal or ethical violations. The Board of Directors has implemented a 24-hour toll-free hotline by which shareholders, employees and other interested parties may contact the Board of Directors. The number for the 24-hour toll-free hotline is 1-866-393-6725. Shareholders, employees or other interested parties may also direct their communications to Doral Financial’s non-management directors to either of the following addresses:

Doral Financial Corporation 387 Park Avenue South New York, NY 10016 Attention: Chairman of the Audit Committee	or	Doral Financial Corporation P.O. Box 564 Murray Hill Station New York, New York 10156 Attention: Chairman of the Audit Committee

Board Independence

      The Board of Directors is composed of a majority of directors who qualify as independent directors (“independent directors”) pursuant to the rules adopted by the New York Stock Exchange. If the proposed nominees for election are elected at the annual meeting, ten out of the eleven members of the Board of Directors will be independent directors. Doral Financial’s Board structure includes audit, compensation, risk policy, corporate governance and nominating and special litigation committees consisting entirely of independent directors.

      In determining independence, the Board of Directors has affirmatively determined whether directors have a “material relationship” with Doral Financial. When assessing the “materiality” of a director’s relationship with Doral Financial, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. If a person or organization affiliated with a director provides to or receives services from Doral Financial, the Board of Directors considers the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Doral Financial as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships. Independence means (1) not being, or having an immediate family member who is, a present or former executive officer of Doral Financial; (2) not personally receiving or having an immediate family member who receives more than $100,000 per year in direct compensation from Doral Financial other than director and committee fees and pension or other forms of deferred compensation for prior service; (3) not being employed, or having an immediate family member employed, as an executive officer of another company where any current executive of Doral Financial serves on that company’s compensation committee; (4) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of Doral Financial within the three previous years; or (5) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from Doral Financial for property or services in an amount which exceeds the greater of $1 million, or 2% of Doral Financial’s or the other persons’ consolidated gross revenues.

      In addition, pursuant to the rules of the New York Stock Exchange, Mr. Ward’s employment as interim Chief Executive Officer does not disqualify him from being considered independent following that employment.

      Applying these standards, the Board of Directors has determined that the following majority of directors and nominees are independent — John A. Ward, III, Dennis G. Buchert, Edgar M. Cullman, Jr., John L. Ernst, Peter A. Hoffman, John B. Hughes, Efraim Kier, Adolfo Marzol, Manuel Peña-Morros and Harold D. Vicente.

Directors’ Meetings

      The Board of Directors held 23 meetings during the year ended December 31, 2005. Each director attended at least 75% of the total number of meetings of the Board and of all committees on which he or she served during such period.

      All directors attended last year’s annual stockholders’ meeting. While Doral Financial encourages directors to attend annual stockholders’ meetings it has not adopted a formal policy that all directors must attend annual stockholders’ meetings. As a practical matter, directors are expected to attend, because Doral Financial regularly schedules a regular Board of Directors meeting following the annual stockholders’ meeting.

Board Compensation

      Each member of the Board of Directors, except for Mr. Ward, who is not an employee or consultant of Doral Financial receives an annual stipend of $36,000. Members of the Audit, Risk Policy and Special Litigation committees receive additional annual stipends of $24,000, $18,000 and $18,000, respectively. Members of other committees are paid a fee of $1,000 for each committee meeting attended on days when a regular Board meeting is not being held.

      Mr. Ward receives an annual stipend of $100,000, payable in monthly installments, for his services as non-executive Chairman. Mr. Ward does not receive any additional compensation for his service as a member of any of the committees. In addition, Peter Hoffman received $14,500 during 2005 for his services as a director of Doral Bank FSB.

Indemnification of Directors

      Doral Financial has obtained directors’ and officers’ liability insurance for its directors and officers. Doral Financial’s Restated Certificate of Incorporation contains a provision that exempts directors from personal liability for monetary damages to Doral Financial or its shareholders for violations of the duty of care, to the fullest extent permitted by the Puerto Rico General Corporations Law. Doral Financial has also agreed to indemnify its directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law.

Executive Sessions

      Doral Financial’s independent directors meet regularly in executive sessions without management. The Board has not appointed a lead independent director. Instead, the Chairman of the Board of Directors generally presides over executive sessions.

Board Committees

      The Board of Directors has standing Audit, Compensation, Corporate Governance and Nominating and Risk Policy committees. Current copies of the charters of each of these committees may be found on the Company’s website at www.doralfinancial.com and will be provided to shareholders upon written request to the General Counsel of Doral Financial at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

      The Audit Committee met 18 times, the Compensation Committee met three times, the Risk Policy Committee met five times and the Corporate Governance and Nominating Committee met five times during 2005.

      The Board of Directors also has a Special Litigation Committee, which was established during 2005.

Audit Committee

      The members of the Audit Committee are Messrs. Cullman Jr., Hoffman, Hughes, Kier and Vicente. The Board of Directors has determined that all members of the Audit Committee meet the New York Stock Exchange’s standards for independence. The Board of Directors has also determined that each member is financially literate and has designated Mr. Hughes and Mr. Hoffman as “audit committee financial experts” as such term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

      The functions of the Corporate Governance and Nominating Committee include: making recommendations to the Board of Directors as to the size of the Board of Directors, recommending to the Board of Directors nominees for election as directors and making recommendations to the Board of Directors from time to time as to matters of corporate governance. The current members of the Corporate Governance and Nominating Committee are Messrs. Hoffman, Hughes, Kier and Vicente, each of whom has been determined to be independent by the Board of Directors.

      The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that the Committee believes must be met by a committee-recommended nominee for a position on Doral Financial’s Board of Directors. The Committee instead considers a variety of factors, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

      The Corporate Governance and Nominating Committee generally identifies qualified candidates on the basis of recommendations made by existing independent directors or management. In the past, it has also evaluated prospective candidates that serve as independent directors on the Board of Directors of Doral Financial’s federal savings bank subsidiary. The Committee and the Board’s policy is to evaluate potential nominees for election no differently regardless of whether the nominee is recommended by shareholders, a non-management Board member or Doral Financial’s management. The Committee will consider potential nominees from all these sources, develop information from a variety of sources regarding the potential nominee, evaluate the potential nominee’s qualifications and make a decision whether to nominate any potential nominees to the Board.

      The Corporate Governance and Nominating Committee will consider qualified candidates suggested by shareholders upon written submission by a shareholder in writing to the Corporate Secretary of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Shareholder nominations to the Board must be made by not more than 180 days and not less than 90 days in advance of the anniversary date of the immediately preceding annual meeting in accordance with provisions of Doral Financial’s bylaws. If the annual meeting is called on a date that is more than 30 days before or 30 days after such anniversary date, the nomination must be made no later than the close of business on the 15th day following the earlier to occur of (1) the date the notice of the meeting was first mailed to shareholders and (2) the date a public announcement of the meeting date is made. Doral Financial’s bylaws contain certain additional information requirements related to shareholder nominations. You can obtain a copy of Doral Financial’s bylaws by writing to the General Counsel of Doral Financial at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

Compensation Committee

      The Compensation Committee is charged with reviewing Doral Financial’s general compensation strategy, reviewing benefit programs, administering Doral Financial’s stock option and omnibus plans, approving the compensation of the Chief Executive Officer and approving certain other employment contracts for senior executive officers. The members of the Compensation Committee are Messrs. Ernst, Hughes and Kier, each of whom has been determined to be independent by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

      Neither of Messrs. Ernst, Hughes or Kier is or was during 2005 an executive officer of Doral Financial. Since January 1, 2005, none of the executive officers of Doral Financial has served as a director, executive officer or compensation committee member of another entity which had an executive officer who served as a compensation committee member or director of Doral Financial.

Risk Policy Committee

      The Risk Policy Committee is responsible for oversight of the CEO’s and senior management’s responsibilities to assess and manage Doral Financial’s interest rate risk, market risk and credit risk and is also responsible for the review of Doral Financial’s hedging and derivatives activities. The members of the Risk Policy Committee are Messrs. Hoffman, Hughes and Ward, each of whom has been determined to be independent by the Board of Directors.

Special Litigation Committee

      Doral Financial’s Board of Directors appointed a Special Litigation Committee of directors to review and oversee the legal proceedings initiated against Doral Financial in connection with the restatement, which are described in the Company’s 2005 Annual Report on Form 10-K. The Special Litigation Committee was established in July 18, 2005. The members of the Special Litigation Committee are Messrs. Ernst, Vicente and Ward, each of whom has been determined to be independent by the Board of Directors.

Certain Relationships and Related Transactions

      Mr. Cullman, Jr. was a director and executive officer of General Cigar Holdings, Inc. until April 22, 2005, a subsidiary of which leases space in a commercial building in New York City to Doral Bank, FSB, Doral Financial and Doral Money for use as a bank branch and administrative offices. The lease payments made to General Cigar Holdings during 2005 were $454,869 and represented less than 2% of the consolidated gross revenues of either General Cigar Holdings or Doral Financial. Doral Financial believes that the lease terms are no less favorable to Doral Financial than those that could be obtained from non-affiliated parties based on lease terms offered by landlords to unaffiliated tenants for comparable properties in the New York City Metropolitan area.

      During 2005, Aidiliza Levis, the daughter of David Levis, a former director emeritus and a former Chairman of the Board of Doral Financial, sister of Mario S. Levis, the former Senior Executive Vice President and Treasurer of Doral Financial, and of David R. Levis, the former President of HF Mortgage Bankers Division, and the niece of Salomón Levis and Zoila Levis, the former Chief Executive Officer and President, respectively, of Doral Financial, was employed as the President of Centro Hipotecario de Puerto Rico, Inc., a wholly-owned subsidiary of Doral Financial. During 2005, she received compensation of $666,657 (including contributions to Doral Financial’s Retirement and Incentive Savings Plan), consisting of $95,726 in basic salary and benefits and $570,931 in incentive compensation. Ms. Levis resigned from her position at Centro Hipotecario de Puerto Rico, Inc. effective December 31, 2005.

      During 2005, David R. Levis, the son of David Levis, the brother of Mario S. Levis and Aidiliza Levis, and the nephew of Salomón Levis and Zoila Levis, was employed as President of HF Mortgage Bankers Division, a division of Doral Financial. During 2005, he received salary and related compensation of $484,887 (including contributions to Doral Financial’s Retirement and Incentive Savings Plan). Mr. Levis resigned from his position at HF Mortgage Bankers effective December 30, 2005.

      During 2005, Joseph Levis, the son of Salomón Levis, the nephew of David Levis and Zoila Levis and cousin of Aidiliza Levis, Mario S. Levis and David R. Levis, was employed as a loan underwriter by Doral Bank — PR, a wholly-owned subsidiary of Doral Financial. During 2005, he received salary and related compensation of $124,757. Mr. Levis resigned from his position effective June 1, 2006.

      During 2005, Mariela Levis, the daughter of Salomón Levis, the niece of David Levis and Zoila Levis and cousin of Aidiliza Levis, Mario S. Levis and David R. Levis, was employed as a loan underwriter by Doral Bank — PR, a wholly-owned subsidiary of Doral Financial. During 2005, she received salary and related compensation of $63,425. Ms. Levis resigned from her position effective March 31, 2006.

      During 2005, Samuel Levis, the son of Salomón Levis, the nephew of David Levis and Zoila Levis and cousin of Aidiliza Levis, Mario S. Levis and David R. Levis, was employed as an underwriter associate by Doral Mortgage Corporation, a wholly-owned subsidiary of Doral Financial. During 2005, he received salary and related compensation of $10,759. Mr. Levis resigned from his position effective August 22, 2005.

      During 2005, Alessandra Forero, the daughter of Zoila Levis, the niece of Salomón Levis and David Levis and cousin of Aidiliza Levis, Mario S. Levis and David R. Levis, was employed as a branch manager by Doral Bank — NY, a wholly-owned subsidiary of Doral Financial. During 2005, she received salary and related compensation of $46,630.

      From time to time, Doral Financial or its subsidiaries make mortgage loans to persons who purchase homes in residential housing projects developed by entities controlled by Efraim Kier, a director of Doral Financial, and Arturo Madero, the spouse of Zoila Levis, the former President of Doral Financial and a director of Doral Financial. All such loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions for persons purchasing homes in projects developed by unaffiliated persons.

      Doral Bank — PR and Doral Bank — NY, each a wholly-owned subsidiary of Doral Financial, have had, and expect to have in the future banking transactions in the ordinary course of business with directors and executive officers of Doral Financial as well as their affiliated entities. In particular, Doral Bank — PR has made construction loans to development entities controlled by Arturo Madero, the spouse of Zoila Levis, the former President of Doral Financial. All extensions of credit to any of these persons by Doral Bank — PR or Doral Bank — NY have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. As part of its credit analysis, the Company classified as substandard a construction loan extended to a partnership controlled by Arturo Madero with an outstanding balance of $17.4 million and assigned a credit reserve of $3.9 million related to this loan. Subsequently, the Company also classified as substandard another construction loan to a partnership controlled by Mr. Madero with an outstanding balance of $16.3 million. This latter loan was subsequently repaid in full.

      The following table shows certain information with respect to mortgage loans made by Doral Financial’s mortgage banking units to directors or executive officers of Doral Financial and to certain immediate family members or affiliated entities of directors and executive officers of Doral Financial. The table does not include loans made in the ordinary course of business by Doral Financial’s banking subsidiaries or loans sold to investors prior to January 1, 2005. Doral Financial believes that all such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. Management believes that these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

	Year
	Loan	Highest Principal	Principal Balance	Interest
	Made	Amount During 2005	At 12/31/05	Rate

River Hills, S.E.(1)	2001	$812,165	$812,165	1.5% over prime
Costa Real, S.E.(1)	2000	48,000	48,000	1.0% over Prime
Efraim Kier(2)	2000	497,693	467,873	8.375%
Harold D. Vicente(2)	2003	641,298	631,147	5.875%
Edison Vélez(2)	2001	26,242	24,702	7.500%
	2004	419,012	401,358	5.750%
Ricardo Meléndez(2)(3)	2003	257,207	252,840	5.950%
Mario S. Levis(2)	2004	897,931	885,129	5.250%
Arturo Madero(2)	1999	86,545	79,609	6.875%
Mariela Levis(2)(4)	2005	598,952	598,952	4.750%
Joseph Levis(2)(4)	2005	387,000	387,000	6.250%

(1)	Partnership controlled by Arturo Madero, the spouse of Zoila Levis, the former President of Doral Financial and a Director of Doral Financial. These loans were construction or lands loans secured by real estate mortgages and were repaid in full during 2006.

     (2) Loan secured by residential mortgage.

     (3) Former chief financial officer of Doral Financial.

     (4) Child of Salomón Levis, former chairman of the Board and chief executive officer of Doral Financial.

     Pursuant and subject to its bylaws, Doral Financial is paying the legal expenses of its current and former officers and directors with respect to the lawsuits and other legal proceedings initiated in connection with the restatement of the Company’s financial statements, in advance of their final disposition.

Report of the Audit Committee

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Doral Financial specifically incorporates this Report by reference therein.

      During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Audit Committee, which was approved by the full Board on June 5, 2000, amended and restated on February 1, 2001 and further revised on January 23, 2004. The complete text of the charter, as amended and restated, which reflects the standards set forth in SEC regulations and New York Stock Exchange listing rules, is available through the Corporate Governance page of our website at www.doralfinancial.com and will be provided to shareholders upon written request.

      The role of the Audit Committee is to assist the Board of Directors in its oversight of Doral Financial’s financial reporting process. As set forth in the charter, Doral Financial’s management is responsible for the preparation, presentation and integrity of Doral Financial’s financial statements, and for Doral Financial’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for auditing Doral Financial’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

      The Audit Committee oversaw, with the assistance of outside counsel and a forensic accounting firm, the comprehensive review by management and PricewaterhouseCoopers LLP, of Doral Financial’s previously reported financial results and resulting restatement of Doral Financial’s previously issued financial results for periods between January 1, 2000 and December 31, 2004, and oversaw and reviewed the results of the independent investigation conducted by Latham & Watkins LLP, on behalf of the Company’s independent directors and the Audit Committee, into certain matters surrounding the restatement. The Audit Committee also reviewed with management and PricewaterhouseCoopers LLP management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process. In addition, the Audit Committee provided oversight and reviewed with management the Company’s completed, current and planned initiatives to remediate material weaknesses in Doral Financial’s internal control over financial reporting. In performing its functions, the Audit Committee met in periodic executive sessions with management, the internal auditors and the independent registered public accounting firm.

      In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, and by the Sarbanes-Oxley Act of 2002. Finally, the Committee discussed with PricewaterhouseCoopers LLP matters related to their independence and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and considered whether any other non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the auditor’s independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.

Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Doral Financial’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Doral Financial’s auditors are in fact “independent.”

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board that the audited financial statements of Doral Financial be included in Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Edgar M. Cullman, Jr., Chairman
Peter A. Hoffman
John B. Hughes
Efraim Kier
Harold D. Vicente, Esq.

Dated: September 22, 2006

Executive Officers Who Are Not Directors

      The executive officers of Doral Financial who do not serve on Doral Financial’s Board of Directors are identified below. There are no arrangements or understandings with Doral Financial pursuant to which any of these executive officers was selected as an officer, except for their employment agreements. None of the executive officers shown below is related to any other director or executive officer of Doral Financial by blood, marriage or adoption.

	Principal Occupation
Name	and Other Information	Age

Lesbia Blanco	Executive Vice President and Corporate Human Resources Director of Doral Financial Corporation since August 15, 2006; Human Resources Director — Worldwide Operations of Ethicon, Johnson & Johnson (2001 — 2006); Human Resources Director for the Americas of The Coca-Cola Company (1999 — 2001).	59
Israel Bravo	Executive Vice President and Corporate Information Technology Officer of Doral Financial since April 2002; Director of Doral Bank; Executive Vice President of Doral Bank from June 2000 to March 2002; Senior Vice President of Doral Bank from September 1993 to June 2000.	43
Marangal I. Domingo	Executive Vice President — Chief Investment Officer and Treasurer effective September 25, 2006; Executive Vice President, Finance & Strategy at Countrywide Bank, N.A. (2005 — 2006); President and Chief Executive Officer of Downey Financial Corporation (2004 — 2005); Executive Vice President — Capital Markets, Home Loans & Insurance Services Group of Washington Mutual, Inc. (2001 — 2004); Executive Vice President and Chief Financial Officer — Home Loans & Insurance Services Group (1999 — 2001).	45
Calixto García-Vélez	Executive Vice President and President of the Consumer Banking Division of Doral Financial since September 4, 2006; Chairman and Chief Executive Officer of Doral Bank Puerto Rico since September 4, 2006; President of Citibank West, FSB (2005 — 2006); President of Citibank Florida (1999 — 2003).	39
Olga Mayoral-Wilson	Executive Vice President and Corporate Communications Director of Doral Financial Corporation effective September 18, 2006; Senior Vice President and Manager — Public Relations and Communications of Banco Popular de Puerto Rico (2002 to 2006); Associate Managing Director of PLUS Public Relations (1997 — 2002).	56
Lidio V. Soriano	Executive Vice President and Chief Financial Officer of Doral Financial since March 2006; interim Chief Financial Officer since August 2005; Senior Vice President and Risk Management Director of Doral Financial from January 2005 to August 2005; President of Doral Money, a New York based subsidiary of Doral Bank from June 2004 to January 2005; Vice President in charge of the Mortgage Division Citibank Puerto Rico (2002 — 2004).	37
Frederick C. Teed	Executive Vice President — Banking Operations of Doral Financial since March 1996; Director of Doral Bank and Doral Money, Inc. since 1998 in both cases; Federal Thrift Regulator, Office of Thrift Supervision, Department of the U.S. Treasury, for more than five years prior thereto.	48
Enrique R. Ubarri-Baragaño	Executive Vice President and General Counsel of Doral Financial Corporation effective October 2, 2006; Vice President and General Counsel of Triple-S Management Corporation (September 2005 — September 2006); Senior Vice President, General Counsel and Director of Compliance of Santander BanCorp (October 2000 — September 2005).	35
Arturo Tous	Vice President and Chief Accounting Officer of Doral Financial since February 2006; Assistant Vice President of Doral Financial from January 2005 to February 2006; Senior Associate of PricewaterhouseCoopers LLP (1998 — 2003).	29

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Doral Financial’s directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Doral Financial. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Doral Financial with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Executive Compensation

Board Compensation Committee Report on Executive Compensation

      The following Board Compensation Committee Report on Executive Compensation does not constitute soliciting material and shall not be deemed incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Doral Financial specifically incorporates this Report therein and shall not otherwise be deemed filed under such Acts.

      Philosophy. The compensation policy of Doral Financial is to provide its executive officers and managers with a level of pay and benefits that will assure Doral Financial’s competitiveness and continued growth. This policy is designed to recruit and retain key executives critical to Doral Financial’s long-term success.

      In order to determine appropriate levels of executive compensation, the Compensation Committee considers various factors, including historical compensation packages and individual corporate performance. Generally, as a person’s level of responsibility increases, greater portions of total compensation are based on performance as opposed to base salaries and benefits.

      The Compensation Committee also administers Doral Financial’s 1997 Employee Stock Option Plan and the Doral Financial Corporation Omnibus Incentive Plan. Following the adoption of the Omnibus Incentive Plan, no further grants will be made under the 1997 Option Plan. Under the Omnibus Incentive Plan, employees of Doral Financial, including executive officers, may receive options, restricted stock, restricted units, dividend equivalents, long-term performance units, performance shares and annual incentive awards. Doral Financial’s Omnibus Incentive Plan allows the Committee greater flexibility in structuring stock-based compensation packages to attract and retain key executives and to structure arrangements that follow the latest trends in executive compensation, including the possible use of restricted stock grants instead of stock options.

      Chief Executive Officer’s Compensation. On January 1, 2004, Doral Financial entered into a two year employment agreement with its former Chief Executive Officer, Salomon Levis. The agreement provided for a base salary of $2.4 million per year and provided for additional incentive compensation equal to 15% of adjusted net income of over a threshold of a 15% return on common stockholders’ equity, subject to a maximum amount of $2.4 million. Mr. Levis also received stock options to acquire 600,000 shares of common stock that vested over a two year period.

      Following Mr. Levis’ resignation on September 15, 2005, and the assumption by Mr. Ward of the role of Chief Executive Officer on an interim basis, the Committee felt that it was appropriate to grant Mr. Ward a compensation package that (i) rewarded him for the time dedicated to his new executive duties and (2) created an appropriate incentive to recruit a permanent replacement. Accordingly, on October 3, 2005 the Compensation Committee voted to increase Mr. Ward’s compensation to $750,000 and to grant him a bonus equal to $250,000 payable on the earlier of (i) the recruitment by the Company of a permanent Chief Executive Officer; or (ii) September 15, 2006. Mr. Ward was also granted stock options to acquire 100,000 shares of common stock at an exercise price of $12.76, the market price of the common stock on the date of grant. The options vested fully on May 30, 2006, the date of the recruitment by the Company of Glen Wakeman, President and Chief Executive Officer of Doral Financial.

      On May 23, 2006, the Company entered into an employment agreement with Glen Wakeman, who became the President and Chief Operating Officer of Doral Financial effective May 30, 2006. On August 15, 2006, following the filing of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2005, Mr. Wakeman was appointed Chief Executive Officer and a member of the Board of Directors of Doral Financial. The details of Mr. Wakeman’s employment agreement are discussed below under “Employment Agreements, Termination of Employment and Change in Control Arrangements — Employment Agreements”.

      Section 162(m) of the Internal Revenue Code. The Committee has considered the impact of the provisions of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) that provides that compensation paid to a corporation’s chief executive officer or its four other most highly compensated executive officers may not be deducted for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. Because as a Puerto Rico corporation Doral Financial is not required to pay federal income taxes except for any income related to the conduct of a trade or business in the United States, Section 162(m) should not limit the tax deductions available to Doral Financial for executive compensation in the near future.

Compensation Committee of the Board of Directors

John L. Ernst, Chairman
John B. Hughes
Efraim Kier

Dated: September 22, 2006

Employment Agreements, Termination of Employment and Change in Control Arrangements

Employment Agreements

      On May 23, 2006, Doral Financial entered into an employment agreement with Glen Wakeman, President and Chief Executive Officer of the Company. The agreement with Mr. Wakeman has an initial term of employment of four years, with automatic one-year extensions (unless either party provides written notice not to extend the term of employment at least 180 days prior to the date of any such scheduled extension). The agreement provides for earlier termination under certain circumstances.

      The agreement provides for (i) an annual base salary of $1,000,000, (ii) a target bonus opportunity of 150% of base salary and a maximum bonus opportunity of 200% of the target bonus, with a guaranteed bonus of $1,500,000 for each of 2006 and 2007, (iii) subject to certain vesting requirements, a grant of 200,000 restricted stock units (with accrued dividends deemed reinvested in restricted stock units) representing shares of Doral Financial’s common stock, vesting annually over four years, and (iv) a stock option, vesting annually over four years, to purchase an aggregate of 400,000 shares of Doral Financial’s common stock at the closing price on the New York Stock Exchange on May 30, 2006 ($7.60), Mr. Wakeman’s first day of employment.

      As a replacement for certain pension benefits that Mr. Wakeman lost from his previous employer, the Company deposited $6,000,000 in escrow (the “Escrow”) with an escrow agent, which will be payable to

Mr. Wakeman in sixteen quarterly installments of $375,000 (adjusted for investment results) for as long as he is employed by Doral Financial. If Mr. Wakeman’s employment with the Company terminates, the Company is entitled to receive any remaining funds in the Escrow, unless (i) Mr. Wakeman’s employment is terminated by Doral Financial without Cause or by Mr. Wakeman for Good Reason (each term as defined in the Agreement), in which case the full amount of the Escrow will be released to Mr. Wakeman or (ii) Mr. Wakeman’s employment terminates upon his death, in which case his legal representatives shall be entitled to four quarterly installments of $375,000 (adjusted for investment results) from the Escrow. In addition, Mr. Wakeman will be entitled to (i) a car and driver, (ii) reimbursement for reasonable expenses of one club membership in Puerto Rico, (iii) reimbursement (on an after-tax basis) for certain legal and relocation expenses and (iv) participation in Doral Financial’s employee benefit plans, programs and arrangements and perquisite programs and arrangements, if any, on the same basis as generally provided to other similarly-situated executives of Doral Financial.

      On September 15, 2005, Mr. Ward assumed the role of Doral Financial’s interim Chief Executive Officer after the departure of the former Chief Executive Officer Salomón Levis. On October 3, 2005, the Compensation Committee of the Board of Directors of Doral Financial voted to increase Mr. Ward’s compensation to $750,000 and to grant him a bonus equal to $250,000 payable on the earlier of (i) the recruitment by the Company of a permanent Chief Executive Officer; or (ii) September 15, 2006. Mr. Ward was also granted stock options to acquire 100,000 shares of common stock at an exercise price of $12.76, the market price of the common stock on the date of grant. The options vested fully on May 30, 2006, the date of the recruitment by the Company of Glen Wakeman, President and Chief Executive Officer of Doral Financial.

      During 2005, Mr. Bonini served as a Director and Corporate Secretary of Doral Financial pursuant a consulting agreement, dated as of January 1, 2004, with Mr. Bonini which became effective as of the same date and expired on December 31, 2005. Pursuant to the terms of the agreement, Mr. Bonini provided consulting services to Doral Financial in return for annual compensation of $300,000, plus continuous medical coverage and reimbursement of out-of-pocket expenses. Following the expiration of the consulting agreement, Mr. Bonini’s compensation was set at $25,000, payable on a monthly basis.

      On March 27, 2006, Doral Financial entered into a two-year employment agreement with Lidio Soriano, Executive Vice President and Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Soriano is entitled to receive annually a base salary of $480,000. Mr. Soriano is also entitled to receive stock options to acquire 25,000 shares of common stock subject to the granting of such options by the Compensation Committee of the Board of Directors pursuant to the terms and conditions of the Doral Financial Corporation Omnibus Incentive Plan. In addition, upon the completion of the two-year period, Mr. Soriano will be entitled to receive a retention bonus equal to $50,000 for each year of service rendered under the agreement. In connection with the execution of the agreement, the Company granted Mr. Soriano 50,000 shares of restricted stock under the Doral Financial Corporation Omnibus Incentive Plan.

      Doral Financial entered into a two year employment agreement, dated as of February 6, 2006, with Israel Bravo, Executive Vice President Information Technology of Doral Financial Corporation. Under the terms of the agreement, Mr. Bravo is entitled to receive an annual salary of $299,802. Mr. Bravo is also entitled to receive stock options to acquire 25,000 shares of common stock subject to the granting of such options by the Compensation Committee of the Board of Directors pursuant to the terms and conditions of the Doral Financial Corporation Omnibus Incentive Plan. In addition, upon the completion of the two-year period, Mr. Bravo will be entitled to receive a retention bonus equal to $50,000 for each year of service rendered under the agreement.

      Doral Financial entered into a two year employment agreement, dated as of February 6, 2006, with Frederick C. Teed, Executive Vice President Banking of Doral Financial Corporation. Under the terms of the agreement, Mr. Teed is entitled to receive an annual salary of $210,000. Mr. Teed is also entitled to receive stock options to acquire 25,000 shares of common stock subject to the granting of such options by the Compensation Committee of the Board of Directors pursuant to the terms and conditions of the Doral Financial Corporation Omnibus Incentive Plan. In addition, upon the completion of the two-year period, Mr. Teed will be entitled to receive a retention bonus equal to $50,000 for each year of service rendered under the agreement.

      On August 14, 2006, Doral Financial entered into a two year employment agreement with Lesbia Blanco, Executive Vice President and Corporate Human Resources Director of the Company. Under the terms of the agreement, Ms. Blanco is entitled to receive annually a base salary of $300,000, a one-time signing bonus of $150,000, plus a discretionary year-end bonus, as determined by the Board of Directors of the Company. The year-end bonus for the year ending December 31, 2006 will be $100,000. Ms. Blanco is also entitled to receive stock options to acquire 25,000 shares of common stock subject to the granting of such options by the Compensation Committee of the Board of Directors pursuant to the terms and conditions of the Doral Financial Corporation Omnibus Incentive Plan.

      On August 21, 2006, Doral Financial entered into a two year employment agreement with Calixto García-Vélez, Executive Vice President and President of the Consumer Banking Division of the Company; Chairman and Chief Executive Officer of Doral Bank Puerto Rico. Under the terms of the agreement, Mr. García-Vélez is entitled to receive annually a base salary of $600,000 plus a discretionary year-end bonus, as determined by the Board of Directors of the Company. The year-end bonus for the year ending December 31, 2006 will be $500,000. Pursuant to the agreement Mr. García-Vélez received a signing bonus of $550,000 and stock options, vesting annually over four years, to purchase an aggregate of 300,000 shares of Doral Financial’s common stock at the closing price on the New York Stock Exchange on September 15, 2006 ($5.86).

      Doral Financial entered into a two year employment agreement, effective September 25, 2006, with Marangal I. Domingo, Executive Vice President — Chief Investment Officer and Treasurer of the Company. Under the terms of the agreement, Mr. Domingo is entitled to receive annually a base salary of $500,000, a one-time signing bonus of $250,000, plus a discretionary year-end bonus, as determined by the Board of Directors of the Company. The year-end bonus for the year ending December 31, 2006 will be $300,000. Mr. Domingo is also entitled to receive stock options to acquire 150,000 shares of common stock, vesting annually over four years, subject to the granting of such options by the Compensation Committee of the Board of Directors pursuant to the terms and conditions of the Doral Financial Corporation Omnibus Incentive Plan.

      Doral Financial entered into a two year employment agreement, effective September 18, 2006, with Olga Mayoral-Wilson, Executive Vice President and Corporate Communications Director of the Company. Under the terms of the agreement, Ms. Mayoral-Wilson is entitled to receive annually a base salary of $300,000, a one-time signing bonus of $100,000, plus a discretionary year-end bonus, as determined by the Board of Directors of the Company. The year-end bonus for the year ending December 31, 2006 will be $100,000. Ms. Mayoral-Wilson is also entitled to receive stock options to acquire 50,000 shares of common stock, vesting annually over four years, subject to the granting of such options by the Compensation Committee of the Board of Directors pursuant to the terms and conditions of the Doral Financial Corporation Omnibus Incentive Plan.

Change in Control and Severance Arrangements

      The Doral Financial Corporation Omnibus Incentive Plan provides that upon the occurrence of a change of control of Doral Financial, each outstanding option and stock appreciation right (“SAR”) shall become fully exercisable and all restrictions on outstanding restricted stock and restricted units shall lapse. In addition, any long-term performance unit awards and performance share awards outstanding will be paid in full at target. Such payments shall be made within 30 days of the change of control, and the participants may opt to receive such payments in cash. The Compensation Committee may, in its discretion, provide for cancellation of each option, SAR, restricted stock and restricted unit in exchange for a cash payment per share based upon the change of control price. This change of control price is the highest share price offered in conjunction with any transaction resulting in a change of control (or, if there is no such price, the highest trading price during the 30 days preceding the change of control event). Notwithstanding the foregoing, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement shall occur with respect to any option, SAR, restricted stock, restricted unit, long-term performance unit award or performance share award if the Compensation Committee reasonably determines in good faith prior to the change of control that such awards will be honored or assumed or equitable replacement awards will be made by a successor employer immediately following the change of control and that such awards will vest and payments will be made if a participant is involuntarily terminated without cause.

      For purposes of the Omnibus Plan, “change of control” means: (i) the acquisition, directly or indirectly, of securities of Doral Financial representing at least 25% of the combined voting power of the outstanding securities of Doral Financial by any “person” (within the meaning of Section 3(a) (9) of the Exchange Act) other than by Doral Financial, its subsidiaries or any employee benefit plan of Doral Financial or its subsidiaries; (ii) any transaction occurs with respect to Doral Financial which is subject to the prior notice requirements of the Change in Bank Control Act of 1978; (iii) any transaction occurs with respect to Doral Financial which will require a “company” as defined in the Bank Holding Company Act of 1956, as amended, to obtain prior approval of the Federal Reserve Board under Regulation Y; (iv) any plan or proposal for the liquidation of Doral Financial is adopted by the stockholders of Doral Financial; (v) individuals who, as of the effective date of the Omnibus Plan, constitute Doral Financial’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the such date whose election, or nomination for election by Doral Financial’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board of Directors, (vi) all or substantially all of the assets of Doral Financial are sold, liquidated or distributed; (vii) there occurs a reorganization, merger, consolidation or other corporate transaction involving Doral Financial (a “Transaction”), in each case, with respect to which the stockholders of Doral Financial immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of Doral Financial or other corporation resulting from such Transaction; or (viii) any other event the Board of Directors determines to be a “change of control.” Notwithstanding the foregoing, a change of control will not be deemed to have occurred merely as a result of an underwritten offering of the equity securities of Doral Financial where no person acquires more than 25% of the beneficial ownership interests in such securities being offered.

      Under the 1997 Employee Option Plan, upon the occurrence of certain change of control transactions involving the Corporation, all options then outstanding under the 1997 Option Plan become immediately exercisable.

      The 1997 Option Plan defines a “change of control” transaction as a transaction in which (1) any person (as defined for purposes of Section 13(d) and 14(d) of the Exchange Act, but excluding Doral Financial and any of its wholly-owned subsidiaries) acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of Doral Financial as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (2) the shareholders of Doral Financial approve

(A) any consolidation or merger of the Doral Financial in which Doral Financial is not the surviving corporation (other than a merger of Doral Financial in which the holders of common stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Doral Financial to an entity which is not a wholly-owned subsidiary of Doral Financial. Upon the consummation of any of such transactions, all outstanding Options under the Plan shall, to the extent not previously exercised, terminate and cease to be outstanding.

      For purposes of the employment agreements of Messrs. Wakeman, García-Vélez and Domingo, a “Change in Control” shall be deemed to have taken place if: (i) any “person” (as such term is used in Sections 3(a)(9) and Section 13(d) of the Securities Exchange Act of 1934) other than the Company or any employee benefit plan of the Company or any of its subsidiaries, (x) becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of Company securities having more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business) (“Voting Securities”) or (y) becomes the “beneficial owner” of 25% or more of the Voting Securities of the Company and such person has the power to appoint or elect a majority of the members of the Board; or (ii) persons who, as of the effective date of this Agreement constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the effective date of this Agreement shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or (iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, the holders of all the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the surviving entity (or in the event each entity survives, the ultimate parent entity resulting from such transaction) (the “Surviving Entity”) entitled to vote generally in the election to elect directors of the Surviving Entity after such transactions.

      Upon a Change in Control, the initial stock option and other equity awards granted to Messrs. Wakeman, García-Vélez and Domingo will vest in full. In addition, if following a Change in Control on or after the second anniversary of his employment any payment or benefit that is due to Mr. Wakeman from the Company is subject to excise tax under Section 4999 of the United States Internal Revenue Code (the “golden parachute tax”), Mr. Wakeman will be entitled to a full tax “gross-up” unless the total value of all such payments and benefits (as measured for golden parachute tax purposes) exceeds the taxable threshold by ten percent or less, in which event the payments and benefits shall instead be reduced so as to fall below the taxable threshold.

      The employment agreements with Messrs. Wakeman, García-Vélez and Domingo provide that in the event during the employment period, the Company terminates the Executive’s employment without cause (as defined under the agreements) or the Executive terminates his employment for Good Reason (as defined under the agreements), in both cases upon or within two (2) years immediately following a Change in Control, the Company shall have no further obligations to the Executive under the agreement or otherwise other than to pay or provide to the Executive the following amounts and benefits: (i) an amount equal to the Executive’s unpaid annual based salary for services through the date of termination; (ii) (x) an amount equal to 3 times the sum of annual base salary plus target bonus in the case of Mr. Wakeman, (y) an amount equal to 2 times the sum of annual base salary plus bonus during the preceding year (or $2.2 million if the termination occurs during the first year of employment) in the case of Mr. García-Vélez, or (z) an amount equal to the sum of his base salary plus target bonus due for the remainder of his agreement or 18 months, whichever is greater, in the case of Mr. Domingo; payable in a lump sum no later than 30 days after the date of termination; (iii) immediate vesting as of the date of termination of that portion of any outstanding options, restricted stock units and all other equity awards which would have vested if the Executive had been employed on the vesting date immediately following in the date of termination, with continued exercisability of the outstanding and vested portion of any options for twelve (12) months following the date of termination (but in no event beyond the original term of the Option); (iv) continued participation until the third anniversary (second anniversary in the case of Messrs. García-Vélez and Domingo) of the date of termination in all Company medical and dental coverages in which the Executive and his eligible dependents were participating immediately prior to the date of termination; (v) as long as the Executive uses such services prior to the first anniversary of the date of termination, up to $20,000 ($25,000 in the case of Messrs. García-Vélez and Domingo) in outplacement services; and (vi) payment of other amounts, entitlements or benefits, if any, in accordance with the applicable plans, programs, arrangement or other agreements of the Company. In addition, Mr. Wakeman would be entitled to the funds remaining, if any, in the Escrow Fund (adjusted for any returns or losses thereon) immediately following the date of termination.

      Each of the employment agreements with Lesbia Blanco, Israel Bravo, Olga Mayoral-Wilson, Lidio V. Soriano and Frederick C. Teed provide that if such agreements are terminated following a change of control of Doral Financial, the named executive officer would be entitled to receive as severance pay an amount equal to the amount of annual salary provided in such agreements for the remaining term of the Agreement; provided, however, that the amount shall no be lesser than twelve months of salary. Such payments are to be made in a lump sum on or before the 15th day following the date of termination.

Summary Compensation Table

      The following table sets forth the compensation, for the years ended December 31, 2005, 2004 and 2003, of the individuals serving as Chief Executive Officer during the year ended December 31, 2005, each of the four other most highly compensated executives serving as of December 31, 2005, and individuals for whom disclosure would have been provided pursuant to Item 402 of Regulation S-K but for the fact that the individual was not serving as an executive officer of Doral Financial at the end of the year ended December 31, 2005.

					Long Term
					Compensation
	Annual Compensation
					Number of
Name and				Other Annual	Stock Options	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Granted(2)	Compensation(3)

John A. Ward, III(4)	2005	$206,250	$-0-	$-0-	100,000	$-0-
Chairman of the Board and	2004	-0-	-0-	-0-	-0-	-0-
Former Interim Chief Executive Officer	2003	-0-	-0-	-0-	-0-	-0-

Salomón Levis(5)	2005	$1,790,769	$200	$5,670	-0-	$-0-
Former Chairman of the Board and	2004	2,400,000	-0-	7,560	600,000	-0-
Chief Executive Officer	2003	1,800,000	1,800,000	-0-	-0-	-0-

Zoila Levis(6)	2005	$1,000,000	$200	$8,894	-0-	$2,738
Former President	2004	1,000,000	600,000	8,894	300,000	4,000
and Chief Operating Officer	2003	750,000	750,000	-0-	-0-	4,000

Edison Vélez(7)	2005	$300,000	$189,978	$11,819	-0-	$2,019
Former Executive Vice President and	2004	300,000	300,000	11,819	100,000	4,000
CEO of Doral Mortgage	2003	250,000	300,000	-0-	-0-	4,000

Julio R. Micheo(8)	2005	$398,247	$197,234	$-0-	-0-	$363
Former Executive Vice President and	2004	207,422	314,014	4,768	-0-	2,041
Treasurer	2003	207,659	392,340	-0-	-0-	4,000

Fernando Rivera-Munich(9)	2005	$360,066	$100,000	$8,000	-0-	$4,000
Former Executive Vice President and	2004	354,560	100,000	2,520	-0-	4,000
General Counsel	2003	296,329	100,000	-0-	-0-	4,000

Mario S. Levis(10)	2005	$446,346	$200	$-0-	-0-	$2,063
Former Senior Executive Vice President	2004	550,000	-0-	-0-	270,000	4,000
and Treasurer	2003	400,000	425,000	-0-	-0-	4,000

(1) Amounts correspond entirely to car allowances. They do not include amounts expended by Doral Financial pursuant to plans (including group life and health) that do not discriminate in scope, term or operation in favor of executive officers or directors of Doral Financial and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Doral Financial which may have a value as a personal benefit to the named individual. The value of perquisites and such other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(2) Represents shares subject to stock option grants, as adjusted for a 3-for-2 stock split effective December 11, 2003.

(3) The amounts shown represent Doral Financial’s contribution to the Doral Financial Corporation Retirement and Incentive Savings Plan, a profit sharing plan with a cash or deferred arrangement.

(4) Mr. Ward was named interim Chief Executive Officer of Doral Financial Corporation effective September 15, 2005.

(5) Mr. Levis resigned from his position effective September 15, 2005.

(6) Ms. Levis resigned from her position effective January 31, 2006.

(7) The amounts shown as bonus for Mr. Vélez during 2004 and 2003 include $150,000 that was deferred for each of the years shown. Mr. Vélez resigned from his position effective June 16, 2006.

(8) Mr. Micheo resigned from his position effective August 23, 2006.

(9) Mr. Rivera-Munich resigned from his position effective September 15, 2006.

(10) Mr. Levis resigned from his position effective August 19, 2005.

Options Granted During 2005

      The following table sets forth the following information regarding stock options granted pursuant to the Omnibus Incentive Plan to the persons named in the Summary Compensation Table in 2005:

•	the number of shares of common stock underlying options granted during the year;

•	the percentage that such options represent of all options granted to employees during the year;

•	the exercise price;

•	the expiration date; and

•	the hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

      The hypothetical value of the options as of their date of grant has been calculated below, using the Binomial Tree option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and Doral Financial’s use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

% of Total
Options
	Number of	Granted to	Exercise		Hypothetical
	Options	Employees in	Price	Expiration	Value at
Name	Granted(1)	Fiscal Year	($/Share)	Date	Grant Date(2)

John A. Ward, III	100,000	100%	$12.76	9/15/15	$295,000

     (1) Options vested fully on May 30, 2006, the date of the recruitment by the Company of Glen Wakeman, President and Chief Executive Officer of Doral Financial.

     (2) The estimated present value at the date of grant for options granted during 2005 has been calculated using the Binomial Tree option pricing model, based upon the following assumptions: estimated time until exercise of 4.8 years; a risk-free rate of return of 4.28%; a volatility rate of 38.21%, a dividend yield of 5.76% and a ten year option term. The approach used in developing the assumptions upon which the Binomial Tree valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended.

Options Exercises and Values for 2005

      The table below sets forth the following information for the persons named in the Summary Compensation Table at December 31, 2005:

•	the number of shares of Doral Financial common stock acquired upon exercise of stock options during 2005;

•	the aggregate dollar value realized upon exercise of those options;

•	the total number of exercisable and unexercisable stock options held at December 31, 2005; and

•	the aggregate dollar value of in-the-money exercisable and unexercisable options at December 31, 2005.

      None of the executive officers named in the Summary Compensation Table exercised any stock options during 2005.

Value of Unexercised
			No. of Unexercised		In-the-Money
	No. of Shares		Options at 12/31/05		Options at 12/31/05(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

John A. Ward, III	-0-	$-0-	-0-	100,000	$-0-	$-0-
Salomón Levis	-0-	-0-	-0-	-0-	-0-	-0-
Zoila Levis(2)	-0-	-0-	1,089,750	-0-	2,528,631	-0-
Edison Vélez(2)	-0-	-0-	212,500	-0-	-0-	-0-
Julio R. Micheo	-0-	-0-	-0-	-0-	-0-	-0-
Fernando Rivera-Munich	-0-	-0-	-0-	-0-	-0-	-0-
Mario S. Levis	-0-	-0-	-0-	-0-	-0-	-0-

     (1) In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $10.60, the last sales price reported for the common stock on the New York Stock Exchange on December 31, 2005.

(2) Stock options held by Ms. Levis and Mr. Vélez as of December 31, 2005 expired without being exercised during 2006.

Equity Compensation Plan Information

      The following table provides information as of December 31, 2005, regarding shares of common stock that may be issued to all Doral Financial employees under its 1997 Employee Stock Option Plan and its Omnibus Incentive Plan, its only equity-based compensation plans currently in effect.

Number of
Securities Remaining
Available for
Future Issuance
Under Equity
		Number of		Compensation
		Securities	Weighted-	Plans
		to be Issued Upon	Average	(Excluding
		Exercise of	Exercise Price of	Securities Reflected
		Outstanding	Outstanding	in the Second
	Plan Category	Options	Options	Column)

Equity compensation plans approved by security holders	1997 Employee Stock Option Plan(1)	2,206,414	$14.94	-0-
	Omnibus Incentive Plan(2)	100,000	12.76	3,900,000
Equity compensation plans not approved by security holder	None
Total		2,306,414	$14.84	3,900,000

     (1) The 1997 Employee Stock Plan was approved by the shareholders of Doral Financial on April 16, 1998. On April 18, 2001, Doral Financial’s shareholders voted to increase the total number of shares authorized to be issued under the plan to 6,750,000 shares.

(2) The Omnibus Incentive Plan was approved by shareholders of Doral Financial on April 21, 2004.

Summary of Compensation Plans

      1997 Employee Stock Option Plan. Doral Financial has in effect the 1997 Employee Stock Option Plan (the “1997 Option Plan”). The 1997 Option Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), none of whose members may receive options. Under the 1997 Option Plan, as amended, an aggregate of 6,750,000 shares of common stock have been authorized for issuance upon exercise of options, subject to adjustment for stock splits, recapitalizations and similar events. Following the adoption of the Doral Financial Corporation Omnibus Incentive Plan by shareholders on April 21, 2004, no further grants will be made under the 1997 Option Plan.

      Doral Financial Corporation Omnibus Incentive Plan. Doral Financial also has in effect the Doral Financial Corporation Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan is also administered by the Committee. Under the Omnibus Plan, an aggregate of 4,000,000 shares of common stock have been authorized for issuance upon exercise of awards, subject to adjustments for stock splits, recapitalizations and similar events.

      The Omnibus Plan provides for grants of incentive stock options (“ISOs”) qualifying for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, qualified stock options (“QSOs”) qualifying for special tax treatment under Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended, nonstatutory stock options (“Nonstatutory Options”), stock appreciation rights (“SARs”), restricted stock units (“Restricted Units”), restricted stock (“Restricted Stock”), dividend equivalents (“Dividend Equivalents”), long-term performance units (“Long-Term Performance Units”), performance shares (“Performance Shares”) and annual incentive awards (“Annual Incentive Awards”), whether granted singly, in combination or in tandem, pursuant to which common stock, cash or other property may be delivered to the award recipient.

      Unless otherwise determined by the Committee, options will become exercisable in one-third increments on each of the first three anniversaries of the date of grant. The Committee may also establish performance-based criteria for the exercisability of any option. Generally, options must be granted with an exercise price that is at least equal to the fair market value (as defined in the Omnibus Plan) of Doral Financial’s common stock.

      Generally, SARs may be granted as freestanding awards or in tandem with other types of grants. Unless the Committee determines otherwise, the terms and conditions applicable to (i) SARs granted in tandem with options will be substantially identical to the terms and conditions applicable to the tandem options, and (ii) freestanding SARs will be substantially identical to the terms and conditions that would have been applicable were the grant of the SARs a grant of an option.

      Restricted Stock, Restricted Units and Dividend Equivalents may be converted into shares of common stock upon the lapse of restrictions. The Committee may, in its discretion, pay the value of Restricted Units and Dividend Equivalents in common stock, cash or a combination of both. Unless otherwise determined by the Committee, such restrictions will generally lapse on the third anniversary of the date of grant, and the Committee may provide for vesting to accelerate based on attaining specified performance objectives determined by the Committee. In addition, at the discretion of the Committee, Annual Incentive Awards, with a performance cycle of one year or less, and Long-Term Performance Units, with performance cycles of multiple years, may be paid in cash based upon achievement of specified performance goals. Performance Shares, which are denominated in common stock, may also be granted at the discretion of the Committee. The number of such units is determined over the performance period based on the satisfaction of performance goals relating to the price of Doral Financial’s common stock.

      To the extent that any shares of common stock subject to an award are not issued because the award expires without having been exercised, is cancelled, terminated, forfeited or is settled without issuance of common stock (including, but not limited to, shares tendered to exercise outstanding options, shares tendered or withheld for taxes on Awards or shares issued in connection with a Restricted Stock or Restricted Unit Award that are subsequently forfeited), such shares will be available again for grants of awards under the Omnibus Plan. The shares to be delivered under the Omnibus Plan may consist, in whole or in part, of common stock purchased by the Company for the purpose of such Awards, treasury common stock or authorized but unissued common stock not reserved for any other purpose.

      Retirement Plans. Doral Financial provides a profit sharing plan with a cash or deferred arrangement (the “Incentive Savings Plan”) for all Puerto Rico based employees. The Incentive Savings Plan is available to all employees of Doral Financial who have attained age 18 and have completed one year of service. Participants in the plan have the option of making pre-tax or after-tax contributions to the Plan. Doral Financial will make a matching contribution equal to $0.50 for every dollar of pre-tax contribution made by participants to the Incentive Savings Plan with an annual compensation exceeding $30,000, up to 3% of the participant’s basic compensation. For those participants to the Incentive Savings Plan with an annual compensation up to $30,000, Doral Financial makes a matching contribution equal to $1.00 for every dollar of pre-tax contribution, up to 3% of the participant’s basic compensation. Company matching contributions are invested in Doral Financial common stock. Doral Financial may also make fully discretionary profit sharing contributions to the Incentive Savings Plan. Doral Financial did not make any discretionary profit sharing contributions for the year ended December 31, 2005.

      Doral Financial also maintains a 401-K Plan for its U.S. based employees that provide for benefits substantially similar to those available under the Incentive Savings Plan. For the year ended December 31, 2005, Doral Financial incurred approximately $755,000 in connection with all its retirement plans.

Performance Graph

      The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Doral Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under these Acts.

      The Performance Graph compares the yearly percentage change in Doral Financial’s cumulative total stockholder return on its common stock to that of the Center for Research in Security Prices, Graduate School of Business, the University of Chicago (“CRSP”) New York Stock Exchange (“NYSE”) Market Index (U.S. Companies) and the CRSP Index for NYSE Depository Institution Stocks (SIC 6000-6099 U.S. Companies) (the “Peer Group”). The Performance Graph assumes that $100 was invested on December 31, 2000 in each of Doral Financial’s common stock, the NYSE Market Index (U.S. Companies) and the Peer Group. The comparisons in this table are set forth in response to Securities and Exchange Commission (SEC) disclosure requirements, and are therefore not intended to forecast or be indicative of future performance of Doral Financial’s common stock.

COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

Performance Graph for

Doral Financial Corporation

Produced on 9/11/06 including data to 12/30/2005

	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005

Doral Financial	100.0	130.9	182.9	314.5	487.7	109.1
NYSE Stock Market (US Companies)	100.0	92.4	75.9	96.9	109.6	117.5
NYSE Stocks (SIC 6000-6099 US Companies) Depository Institutions	100.0	101.6	93.3	127.0	140.7	145.2

Notes

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.	The index level for all series was set to $100.0 on 12/29/2000.

Proposal 2

Ratification of Independent Registered Public Accounting Firm

      The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as Doral Financial’s independent registered public accounting firm to audit its financial statements for the year ending December 31, 2006. PricewaterhouseCoopers LLP has served as Doral Financial’s independent public accountants since 1977. Services provided to Doral Financial and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2005 included the examination of Doral Financial’s consolidated financial statements, limited reviews of quarterly reports, audits of Doral Financial’s subsidiaries, audits of benefit plans, services related to filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.

      The Audit Committee reviewed all non-audit services rendered by PricewaterhouseCoopers LLP to Doral Financial and concluded that the provision of such services was compatible with the maintenance of PricewaterhouseCoopers’ independence in the conduct of its auditing functions. The Audit Committee has adopted a Pre-Approval Policy pursuant to which it has pre-approved various audit related services, including due diligence services and audits of employee benefit plans, as well as tax planning and tax compliance services. In all cases, the extent of pre-approved services is limited by dollar amount. The Audit Committee intends to periodically review the list of pre-approved services. A copy of the Audit Committee’s Pre-Approval Policy may be found on Doral Financial’s website at www.doralfinancial.com.

      The aggregate fees billed for professional services by Pricewaterhouse Coopers LLP in 2005 and 2004 for the various services provided to Doral Financial were:

Type of Fees	2005	2004

Audit Fees	$5,480,000	$1,676,000
Audit-Related Fees	308,000	395,000
Tax Fees	100,000	158,000
All Other Fees	2,000	2,000

Total	$5,890,000	$2,231,000

      In the above table, in accordance with SEC definitions and rules, “audit fees” are fees paid by Doral Financial to PricewaterhouseCoopers LLP for professional services rendered for the audits of Doral Financial’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and of the consolidated financial statements included in the Form 10-K and for the review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. For 2005, “audit fees” includes approximately $3.7 million of fees for services rendered in connection with Doral Financial’s restatement. “Audit-related fees” are fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of Doral Financial’s financial statements and consisted of employee benefit plan audits, accounting consultations, SAS 70 engagement and Sarbanes-Oxley, Section 404 implementation assistance. “Tax fees” are fees for tax compliance, tax advice and assistance with tax audits. “All other fees” are fees billed by PricewaterhouseCoopers LLP to Doral Financial for any services not included in the first three categories, of which there were $2,000 during 2004 related to the use of an electronic library of authoritative research accounting and SEC literature and $2,000 during 2005 related to consulting services with respect to an employee’s relocation.

      The submission of this proposal to a vote of shareholders is not legally required. If the selection of PricewaterhouseCoopers LLP is not approved, the Audit Committee will reconsider its selection. The affirmative vote of a majority of the shares of common stock represented, in person or by proxy, at the annual meeting is required to adopt this proposal.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Vote Recommendation

      The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of PricewaterhouseCoopers LLP as Doral Financial’s independent registered public accounting firm.

Other Matters

      Management knows of no matters that may be brought before the annual meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should come before the annual meeting or any adjournment thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by the Board of Directors or, if no recommendation is given, in accordance with their own discretion.

Stockholder Proposals and Nominations

      Under Doral Financial’s bylaws, no business may be brought before an annual meeting, including nominations from shareholders, unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to the Corporate Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 90 or more than 180 days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is called on a date that is not within thirty days before or after such anniversary date — that is with respect to the 2007 Annual Meeting of Stockholders between September 25, 2007 and November 23, 2007 — , notice by a shareholder in order to be timely must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with certain additional information requirements in the bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Doral Financial’s proxy statement. You can obtain a copy of Doral Financial’s bylaws by writing to the Corporate Secretary at the address set forth on the cover page of this proxy statement.

      Stockholder proposals should be directed to the attention of the General Counsel of Doral Financial and otherwise follow the procedure prescribed in SEC Rule 14a-8.

Annual Report

      A copy of Doral Financial’s Annual Report to Shareholders containing the consolidated financial statements of Doral Financial for the fiscal year ended December 31, 2005 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

      Upon receipt of a written or oral request, Doral Financial will furnish to any stockholder without charge a copy of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2005, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from Doral Financial upon the payment to Doral Financial of the costs of furnishing them. Such written or oral request should be directed to: General Counsel, Doral Financial Corporation, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, telephone number (787) 474-6380.

      The above Notice of Annual Meeting and Proxy Statement are sent by order of the Board of Directors of Doral Financial Corporation.

Richard F. Bonini
Secretary

Dated: September 22, 2006

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
The Board of Directors recommends a vote FOR Items 1 and 2.

No. 1 — Election Directors
		FOR	AGAINST	ABSTAIN
	No. 2 — Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm	☐	☐	☐
Nominees are 01 John A. Ward, III, 02 Dennis G. Buchert,
03 Edgar M. Cullman, Jr., 04 John L. Ernst, 05 Peter A. Hoffman,
06 John B. Hughes, 07 Efraim Kier, 08 Adolfo Marzol
09 Manuel Peña-Morros, 10 Harold D. Vicente and 11 Glen Wakeman

FOR	WITHHOLD
all listed	as to all
nominees	nominees
☐	☐
(To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

To vote in accordance with the Board of Directors’ recommendation, just sign below. No boxes need to be checked.

Dated: , 2006

Signature

Signature

Please mark, date and sign as your name appears to the left and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each shareholder named should sign.

▲ FOLD AND DETACH HERE ▲

Doral Financial Corporation
1451 F.D. Roosevelt Ave.
San Juan, Puerto Rico 00920-2717
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS
     The undersigned holder of Common Stock of Doral Financial Corporation (the “Corporation”) hereby authorizes and appoints John A. Ward, III, Glen Wakeman and Richard F. Bonini, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at the Third Floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico at 11:00 a.m., local time, on Tuesday, October 24, 2006 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of the Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.
     Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.
     Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.
(Continues and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your Doral Financial Corporation account online.
Access your Doral Financial Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Doral Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time